EXHIBIT 99.1
                                                                   ------------

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
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                    SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES
                    PUBLIC OFFERING OF 2,600,000 COMMON UNITS

WHIPPANY, N.J., December 8, 2003 -- Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced that it intends to make a public offering of 2,600,000 Common Units representing limited partner interests. Suburban Propane Partners, L.P. intends to use the net proceeds of the offering, in combination with the proceeds of a concurrent private offering of senior notes, to finance the recently announced acquisition of substantially all of the assets of Agway Energy Products, LLC, Agway Energy Services, Inc., and Agway Energy Services PA, Inc. This Common Unit offering is not contingent upon the closing of the acquisition or the concurrent senior notes offering. These transactions are expected to close in December 2003.

The Common Units will be issued under the Partnership's effective shelf registration statement and the public offering is expected to commence the week of December 8, 2003. The Partnership also expects to grant the underwriters an option to purchase an additional 390,000 Common Units to cover over-allotments.

Goldman, Sachs & Co. will be the book-running lead manager for the offering. Wachovia Securities and Raymond James & Associates, Inc. will be co-managers. When available, copies of the preliminary prospectus supplement relating to the offering may be obtained from the office of Goldman, Sachs & Co., 85 Broad Street, Prospectus Department, Concourse Level, New York, NY 10004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, it has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through 320 customer service centers in 40 states.

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Company contact:  Robert M. Plante
                  Vice President and Chief Financial Officer
                  (973) 503-9252